CONSOLIDATED TERM NOTE

(Fixed rate)

June 27, 2019

$1,156,741.69	Victor, New York

For value received, the undersigned Premier Packaging Corporation, a New York corporation with an address of 6 Framark Drive, PO Box 352, Victor, New York 14564 (the “Borrower”), promises to pay to the order of Citizens Bank, N.A., a national banking association with an address of 833 Broadway, Albany, New York 12207 (together with its successors and assigns, the “Bank”), the principal amount of One Million One Hundred Fifty Six Thousand Seven Hundred Forty One and 69/100 Dollars ($1,156,741.69) on or before June 27, 2029 (the “Maturity Date”), as set forth below, together with interest as set forth below from the date hereof on the unpaid principal balance from time to time outstanding until paid in full. The Borrower shall pay consecutive monthly installments of principal and interest, based on a twenty (20) year amortization, as follows: $7,180.61 commencing on July 27, 2019, and the same amount on the 27th day of each month thereafter; provided, however, that, notwithstanding the foregoing, the Borrower shall pay the entire then outstanding unpaid principal balance under this Note on the last such scheduled installment payment date, together with all accrued and unpaid interest and all other amounts outstanding under the Loan Documents (as hereinafter defined). The aggregate principal balance outstanding shall bear interest thereon at a per annum rate equal to 4.22%.

This Note is the Term Note referred to in the Loan and Security Agreement of even date herewith by and between the Borrower and the Bank (as amended, restated or otherwise supplemented from time to time, the “Loan Agreement;” and capitalized terms used herein and not otherwise defined shall have the meaning giving to such terms in the Loan Agreement) and the obligations and liabilities hereunder of Borrower and each endorser hereof constitute Obligations that are secured by the Collateral as well as by any additional collateral hereafter granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party to secure the obligations arising hereunder.

Principal and interest shall be payable at the Bank’s main office or at such other place as the Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

If Borrower prepays all or any part of the principal balance of this Note, then Borrower shall pay to the Bank a prepayment premium (“Premium”) equal to the Prepaid Principal multiplied by the Premium Percentage. The term (“Premium Percentage”) shall mean five percent (5%) beginning on the date of this Note and ending on (and including) the first anniversary date of this Note; four percent (4%) beginning on the day after the first anniversary date of this Note and ending on (and including) the second anniversary date of this Note; three percent (3%) beginning on the day after the second anniversary date of this Note and ending on (and including) the third anniversary date of this Note; two percent (2%) beginning on the day after the third anniversary date of this Note and ending on (and including) the fourth anniversary date of this Note; one percent (1%) beginning on the day after the fourth anniversary date of this Note and ending on (and including) the fifth anniversary date of this Note; and zero percent (0%) beginning on the day after the fifth anniversary date of this Note and thereafter. The term “Prepaid Principal” shall mean the principal being prepaid on the Prepayment Date. The term “Prepayment Date” shall mean the date the prepayment is tendered. Notwithstanding anything herein to the contrary, a Premium shall not be due on any partial prepayment until the total of all partial prepayments paid during the calendar year (in which the partial prepayment is being tendered) has exceeded 20% of the original principal amount of this Note. All partial prepayments shall be applied in such order and manner as Bank may from time to time determine in its sole discretion. A Premium shall be due whether a prepayment is made voluntarily or, where allowed by applicable law, made involuntarily as a result of the acceleration of maturity upon a default or otherwise. Failure by Bank to collect or demand a Premium at the time of prepayment shall not be deemed a waiver of Bank’s right to such Premium or to any future premium. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the Principal Balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Bank may accept it without losing any of the Bank’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Bank.

All amounts received by the Bank in respect of principal, interest or any other amount due under this Note or any of the other Loan Documents shall be applied by the Bank in accordance with the Loan Agreement. The Borrower hereby authorizes the Bank to charge any deposit account which the Borrower may maintain with the Bank for any payment required hereunder without prior notice to the Borrower.

If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the Loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

The Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral.

Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to the aggregate of 5.0% plus the rate provided for herein. If any payment due under this Note is unpaid for 10 days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the Bank’s other remedies on account thereof), a late charge equal to the greater of $35.00 or 5.0% of such unpaid amount (which amount shall be subject to and limited so as not to be in violation of the provisions of Section 254-b of New York Property Law, if applicable). Such late charge shall only apply to monthly installments due and payable hereunder prior to the maturity date or any acceleration by Payee of the indebtedness evidenced hereby. Notwithstanding anything herein to the contrary, no late charge will be due on the final payment of the unpaid principal balance owed on the Maturity Date. In addition the Borrower shall pay the Bank’s customary fee if any payment made on account of this Note is dishonored.

This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Bank and its successors, endorsees and assigns.

The Borrower and each endorser and guarantor hereof each authorizes the Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

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The Borrower will from time to time execute and deliver to the Bank such documents, and take or cause to be taken, all such other further action, as the Bank may request in order to effect and confirm or vest more securely in the Bank all rights contemplated by this Note or any other loan documents related thereto (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in any collateral securing this Note or to comply with applicable statute or law.

This Note shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the State of New York.

This Note is being given solely for the purpose of amending and restating the terms of the Existing Notes (as defined below). In the event of any conflict between the terms of this Note and the Existing Notes, the terms of this Note shall control. This Note does not create a new or further indebtedness or obligation other than the principal indebtedness or obligation secured by or which under any contingency may be secured by the Mortgage. As used herein, the term Existing Notes shall mean collectively (i) that certain promissory note made by Primo DiFelice to The Canandaigua National Bank and Trust Company in the amount of $300,000.00, (ii) that certain promissory note made by Primo DiFelice to The Canandaigua National Bank and Trust Company in the amount of $250,000.00, (iii) that certain consolidated promissory note made by Primo DiFelice to The Canandaigua National Bank and Trust Company in the amount of $550,000.00 as assigned to M & T Real Estate, Inc., (iv) that certain promissory note made by Bzdick Properties, LLC to M & T Real Estate, Inc. in the amount of $293,046.95, (v) that certain consolidated promissory note made by Bzdick Properties, LLC to M & T Real Estate, Inc. in the amount of $758,000.00, (vi) that certain amended promissory note made by Bzdick Properties, LLC to M & T Real Estate, Inc. in the amount of $610,574.03 as assigned to RBS Citizens, N.A., (vii) that certain promissory note made by Premier Packaging Corporation to RBS Citizens, N.A. in the amount of $688,034.70, (viii) that certain consolidated promissory note made by Premier Packaging Corporation to RBS Citizens, N.A. in the amount of $1,200,000.00, and (ii) that certain Gap Note dated the date hereof made by Premier Packaging Corporation to Citizens Bank in the amount of 4,864.74.

[Signature Page Follows]

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Borrower:

Premier Packaging Corporation

By:
Frank D. Heuszel, CEO

6 Framark Drive,
PO Box 352
Victor, New York 14564

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